Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form F-1 of (i) our report dated March 9, 2004, relating to the consolidated financial statements of Telecom Argentina S.A. as of and for the year ended December 31, 2003 and (ii) our report dated March 7, 2003, relating to the consolidated financial statements of Telecom Personal S.A. as of December 31, 2002 and for the years ended December 31, 2002 and 2001, which appear in such Registration Statement. We also consent to the references to us under the headings “Selected Financial Data” and “Experts” in such Registration Statement.

PRICE WATERHOUSE & CO.

By	(Partner)
Juan C. Grassi

Buenos Aires, Argentina

May 10, 2004